Pricing Supplement No. 73 Dated October 2, 1995, to
Prospectus Dated November 9, 1994 as Supplemented by Prospectus
Supplement Dated March 22, 1995

ASSOCIATES CORPORATION OF NORTH AMERICA MEDIUM TERM SENIOR NOTES,
SERIES H

$10,000,000 principal amount of the Series H Notes, bearing interest at 6.57% per annum and maturing on October 4, 2002, are being sold by the Company to CS First Boston Corporation at a price of 99.845% of their principal amount.
Such Notes may be offered to the public at varying prices depending upon market conditions at the time of resale, as determined by CS First Boston Corporation.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on October 5, 1995.

Prior to this Pricing Supplement, $610,175,000 aggregate principal amount of the Series H Notes offered pursuant to the Prospectus
Supplement dated March 22, 1995 to the Prospectus dated
November 9, 1994 has been sold at the interest rates then in effect.


Recent Financial Information



The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the six months ended June 30, 1995 (in millions):

                                   Year Ended or   Six Months Ended
                                   at December 31     or at June 30
                                     1994           1994      1995
                                                     (Unaudited)

Revenue                            $ 4,387.9     $ 2,054.9     $ 2,591.8
Earnings Before Provision for
 Income Taxes                      $   972.6     $   454.9     $   534.5
Net Earnings                       $   603.5     $   282.5     $   338.7
Finance Receivables (net of
unearned finance income and
allowance for losses)              $30,043.3     $27,381.0     $32,733.1
Stockholders' Equity               $ 3,786.1     $ 3,543.2     $ 4,146.4


